EXHIBIT 99.1

Chicopee Bancorp, Inc. Reports Fourth Quarter Results and Announces Quarterly Cash Dividend of $0.09 Per Share

CHICOPEE, Mass., Jan. 22, 2016 (GLOBE NEWSWIRE) -- Chicopee Bancorp, Inc. (the “Company”) (NASDAQ:CBNK), the holding company for Chicopee Savings Bank (the “Bank”), announced the unaudited results of operations for the three and twelve months ended December 31, 2015.

The Company also announced on January 22, 2016, that its Board of Directors declared a $0.01, or 12.5%, increase in the quarterly cash dividend from $0.08 per share to $0.09 per share. Stockholders of record on February 6, 2016 will receive the cash dividend on or about February 20, 2016.

Results of Operations – Three Months Ended December 31, 2015 and 2014

The Company reported net income of $974,000, or $0.20 basic earnings per share, for the three months ended December 31, 2015 compared to $299,000, or $0.06 basic earnings per share, for the three months ended December 31, 2014. The increase in net income for the three months ended December 31, 2015 compared to the three months ended December 31, 2014, was primarily due to the $352,000, or 6.9%, increase in net interest income, an increase in non-interest income of $142,000, or 23.0%, a decrease in non-interest expense of $110,000, or 2.3%, and a decrease in income tax expense of $200,000, or 40.9%. These improvements were partially offset by an increase of $129,000, or 189.7%, in the provision for loan losses.

Net interest income increased $352,000, or 6.9%, from $5.1 million for the three months ended December 31, 2014 to $5.4 million for the three months ended December 31, 2015. The increase in net interest income was due to the $484,000, or 8.0%, increase in interest and dividend income, partially offset by the increase in interest expense of $132,000, or 14.3%, over the same period. The increase in interest and dividend income of $484,000, or 8.0%, was primarily due to the $62.6 million, or 12.0%, increase in average loans outstanding from $520.1 million for the three months ended December 31, 2014 to $582.7 million, for the three months ended December 31, 2015. The increase in interest expense of $132,000, or 14.3%, was primarily due to the $104,000, or 43.7%, increase in interest expense on Federal Home Loan Bank (FHLB) advances from $238,000 for the three months ended December 31, 2014 to $342,000 for the three months ended December 31, 3015. FHLB advances were used to fund the $61.9 million, or 11.8%, loan growth from December 31, 2014 to December 31, 2015.

The net interest margin decreased 14 basis points from 3.60% for the three months ended December 31, 2014 to 3.46% for the three months ended December 31, 2015. The interest rate spread decreased 14 basis points from 3.39% for the three months ended December 31, 2014 to 3.25% for the three months ended December 31, 2015. The average yield on assets decreased 13 basis points from 4.23% for the three months ended December 31, 2014 to 4.10% for the three months ended December 31, 2015. The average cost of funds increased one basis point due to the 12 basis point increase in the cost of FHLB advances, partially offset by the three basis point decrease in the cost of interest-bearing deposits. We continue to renew or replace maturing time deposits at lower costs. The average cost of time deposits decreased 8 basis points from 1.26% for the three months ended December 31, 2014 to 1.18% for the three months ended December 31, 2015.

Average interest-earning assets increased $64.2 million, or 10.9%, from $587.8 million for the three months ended December 31, 2014 to $651.9 million for the three months ended December 31, 2015. The increase in average interest-earning assets was due to the $62.6 million, or 12.0%, increase in average loans and the $2.2 million, or 7.6%, increase in other interest-earning assets, primarily federal funds, partially offset by the decrease of $647,000, or 1.7%, in average investments. The average balance of demand deposit accounts, an interest free source of funds, increased $9.2 million, or 9.3%, for the three months ended December 31, 2015 compared to the three months ended December 31, 2014.

The provision for loan losses increased $129,000, or 189.7%, to $197,000, for the three months ended December 31, 2015, compared to $68,000 for the three months ended December 31, 2014. Nonperforming loans decreased $4.8 million, or 42.8%, from $11.2 million, or 2.14% of total loans, at December 31, 2014, to $6.4 million, or 1.09% of total loans, at December 31, 2015. Total nonperforming assets decreased $4.4 million, or 36.1%, from $12.2 million, or 1.9% of total assets, at December 31, 2014, to $7.8 million, or 1.15% of total assets, at December 31, 2015. The allowance for loan losses as a percentage of total loans increased from 0.94% at December 31, 2014 to 0.96% at December 31, 2015. The allowance for loan losses as a percentage of non-performing loans increased from 44.0% at December 31, 2014 to 87.8% at December 31, 2015.

For the three months ended December 31, 2015, non-interest income increased $142,000, or 23.0%, from $616,000 for the three months ended December 31, 2014 to $758,000. The increase in non-interest income was due to the $109,000, or 19.9%, increase in income from service charges, fees and commissions, an increase of $27,000, or 90.6%, in income from loan sales and servicing, net, and a $10,000, or 100.0%, decrease in the loss on sale of other real estate owned (OREO), partially offset by a decrease in income from bank owned life insurance of $3,000, or 3.3%.

For the three months ended December 31, 2015, non-interest expense of $4.7 million, or 2.73% of average assets, decreased $110,000, or 2.3%, compared to the three months ended December 31, 2014. The decrease was primarily due to the $150,000, or 47.6%, decrease in professional fees, a decrease in other non-interest expense of $129,000, 15.0%, a decrease in foreclosure fees of $57,000, or 52.8%, a decrease in furniture and fixtures of $31,000, or 16.1%, a decrease in FDIC insurance expense of $14,000, or 12.2%, and a decrease in stationery, supplies and postage of $2,000, or 2.8%. These decreases were partially offset by an increase in salaries and employee benefits of $114,000, or 4.7%, an increase in occupancy expense of $55,000, or 17.7%, an increase in data processing of $37,000, or 10.7%, and an increase in advertising expense of $67,000, or 74.8%.  For the three months ended December 31, 2015, the Company’s efficiency ratio improved to 76.5%, compared to 85.0% for the three months ended December 31, 2014.

Results of Operations – Twelve Months Ended December 31, 2015 and 2014

The Company reported an increase of $1.4 million, or 38.5%, in pre-tax, pre-provision for loan losses income of $5.0 million for the twelve months ended December 31, 2015, compared to $3.6 million for the twelve months ended December 31, 2014. For the twelve months ended December 31, 2015, the Company reported net income of $3.0 million, or $0.61 basic earnings per share, compared to a net loss of $578,000, or $0.12 basic loss per share, for the twelve months ended December 31, 2014. The increase in net income for the twelve months ended December 31, 2015 compared to the twelve months ended December 31, 2014, was primarily due to the $4.3 million, or 82.1%, decrease in the provision for loan losses, an increase in net interest income of $1.5 million, or 7.4%, and an increase in non-interest income of $211,000, or 7.5%, partially offset by an increase of $286,000, or 1.5%, in non-interest expense and an increase of $2.1 million, or 193.1%, in income tax expense due to the higher level of income during the twelve months ended December 31, 2015.

Net interest income increased $1.5 million, or 7.4%, from $19.7 million for the twelve months ended December 31, 2014 to $21.1 million for the twelve months ended December 31, 2015 was due to the $1.8 million, or 7.9%, increase in interest income, partially offset by the $392,000, or 10.6%, increase in interest expense. The increase in interest income was due to the $57.4 million, or 11.3%, increase in average net loans for 2015 compared to 2014.

Average interest earning assets for the twelve months ended December 31, 2015, increased $63.4 million, or 11.2%, from 2014. The increase in average earning assets was primarily due to the $57.4 million, or 11.3%, increase in average net loans and the increase in other interest earning assets of $10.1 million, or 57.3%, partially offset by the decrease in average investments of $4.1 million, or 9.8%. The yield on interest earning assets decreased 14 basis points from 4.30%, for the twelve months ended December 31, 2014, to 4.16% for the twelve months ended December 31, 2015. The decrease in the yield on interest-earning assets was primarily due to the 11 basis point decrease in the loan yield, partially offset by the 42 basis point increase in the tax-effected investment yield. The cost of funds decreased three basis points and was driven primarily by the five basis point decrease in the cost of deposits and the five basis point decrease in the cost of FHLB advances. The net interest margin decreased 14 basis points from 3.65%, for the twelve months ended December 31, 2014, to 3.51% for the twelve months ended December 31, 2015. The interest rate spread decreased 11 basis points from 3.42% for the twelve months ended December 31, 2014 to 3.31% for the twelve months ended December 31, 2015. The average balance of demand deposit accounts, an interest free source of funds, increased $6.6 million, or 7.1%, for the twelve months ended December 31, 2015 compared to the twelve months ended December 31, 2014.

The provision for loan losses decreased $4.3 million, or 82.1%, from $5.3 million for the twelve months ended December 31, 2014 to $941,000 for the twelve months ended December 31, 2015. For the twelve months ended December 31, 2015, net charge-offs decreased $4.7 million, or 94.9%, to $253,000, or 0.04% of total average loans, from $4.9 million, or 0.98% of total average loans, for the twelve months ended December 31, 2014.

Non-interest income increased $211,000, or 7.5%, from $2.8 million for the twelve months ended December 31, 2014 to $3.0 million for the twelve months ended December 31, 2015. Income from service charges, fees and commissions increased $130,000, or 5.5%, income from loan sales and servicing, net, increased $46,000, or 23.4%, and write-downs and loss on other real estate owned (OREO) decreased $78,000, or 62.4%. These improvements were partially offset by the decrease of $34,000, or 100.0%, in net gains on the sale of securities available for sale, and a decrease of $9,000, or 2.5%, in income from BOLI.

For the twelve months ended December 31, 2015, non-interest expense of $19.2 million, or 2.88% of average assets, increased $286,000, or 1.5%, from $18.9 million, or 3.13% of average assets, for the twelve months ended December 31, 2014. The increase in non-interest expense was primarily due to the increase in salaries and benefits of $279,000, or 2.8%, an increase in data processing of $141,000, or 10.1%, an increase of $89,000, or 3.4%, in other non-interest expense, an increase of $24,000, or 5.7%, in FDIC insurance expense, an increase of $9,000, or 0.6%, in occupancy expense, an increase in advertising expense of $23,000, or 4.1%, and an increase of $7,000, or 2.7%, in stationery, supplies and postage. These increases were partially offset by a decrease of $220,000, or 23.3%, in professional fees, a decrease in foreclosure and loan collection related expenses of $32,000, or 6.5%, and a decrease in furniture and fixtures of $34,000, or 4.7%.

For the twelve months ended December 31, 2015, the Company’s efficiency ratio improved from 84.0% for the twelve months ended December 31, 2014 to 79.4% for the twelve months ended December 31, 2015.

Financial Condition – December 31, 2015 compared to 2014

Total assets increased $39.4 million, or 6.2%, from $639.2 million at December 31, 2014 to $678.6 million at December 31, 2015. The increase in total assets was primarily due to the increase in net loans of $62.0 million, or 11.8%, partially offset by the $21.5 million, or 43.3%, decrease in cash and cash equivalents.

The $62.0 million, or 11.8%, increase in net loans was due to the increase of $38.2 million, or 15.3%, in commercial real estate loans, an increase of $12.7 million, or 28.9%, increase in construction loans, an increase of $8.9 million, or 7.5%, in one- to four-family real estate loans, and an increase of $5.0 million, or 14.6%, in home equity loans, partially offset by a decrease in commercial and industrial loans of $2.8 million, or 3.8%. The increase in construction loans of $12.7 million, or 28.9%, was primarily due to the $12.3 million, or 34.5%, increase in commercial construction loans due to the expansion of an existing borrower’s facilities. We expect the loan to be fully funded by the end of the second quarter of 2016 and transferred to the commercial real estate portfolio.

In accordance with the Company’s asset/liability management strategy and in an effort to reduce interest rate risk, the Company continues to sell fixed rate, low coupon residential real estate loans to the secondary market. The Company currently services $82.1 million in loans sold to the secondary market. In order to service our customers, the servicing rights will continue to be retained on all loans written and sold in the secondary market.

At December 31, 2015, the allowance for loan losses was $5.6 million, or 0.96% of total loans, an increase of $688,000, or 14.0%, from December 31, 2014. The allowance for loan losses as a percentage of non-performing loans increased from 44.0% at December 31, 2014 to 87.8% at December 31, 2015. Management reviews the level of the allowance for loan losses on a monthly basis and establishes the provision for loan losses based on loan volume, types of lending, delinquency levels, loss experience, estimated collateral values, current economic conditions and other related factors. Management reviews trends in historical loss rates, as well as qualitative and economic factors on a quarterly basis. The quarterly review also includes assessing the specific allowance needs for impaired loans based on the current level of allowance for loan losses to be adequate to absorb the estimated and probable losses inherent in the loan portfolio. Non-performing assets decreased $4.4 million, or 36.0%, from $12.2 million, or 1.92% of total assets, at December 31, 2014 to $7.8 million, or 1.15% of total assets at December 31, 2015. Non-performing assets at December 31, 2015, included $6.4 million of non-performing loans and $1.4 million in other real estate owned.

Of the $6.4 million in non-performing loans, $3.4 million, or 53.0%, are one-to-four family residential loans, $1.3 million, or 20.1%, are commercial real estate loans, $1.3 million, or 20.1%, are commercial and industrial loans, $213,000, or 3.3%, are commercial construction loans, $18,000, or 0.3%, are consumer loans, and $205,000, or 3.2%, are home equity loans. For the twelve months ended December 31, 2015, the Company reported net charge-offs of $253,000, or 0.05%, of total average loans, compared to net charge-offs of $4.9 million, or 0.97% of total average loans, for the same period in 2014.

The held-to-maturity investment portfolio decreased $1.5 million, or 4.5%, from $33.7 million at December 31, 2014 to $32.2 million at December 31, 2015. The fair value of available-for-sale securities increased $12,000, or 3.0%, from $414,000 at December 31, 2014 to $426,000 at December 31, 2015.

Total deposits increased $23.6 million, or 4.9%, from $483.6 million at December 31, 2014 to $507.1 million at December 31, 2015. Core deposits, consisting of demand, NOW, savings and money market accounts, increased $4.3 million, or 1.4%, from $311.9 million at December 31, 2014 to $316.2 million at December 31, 2015.  Demand deposits increased $4.5 million, or 4.6%, to $102.4 million, NOW accounts increased $3.1 million, or 7.2%, to $45.2 million, savings accounts increased $1.6 million, or 3.2%, to $52.4 million and money market accounts decreased $4.9 million, or 4.0%, to $116.2 million. Certificates of deposit increased $19.2 million, or 11.2%, from $171.6 million at December 31, 2014 to $190.9 million at December 31, 2015.

FHLB advances increased $14.3 million, or 21.3%, from $67.0 million at December 31, 2014 to $81.3 million at December 31, 2015. FHLB advances increased to help fund the $61.9 million, or 11.8%, increase in loans from $524.7 million at December 31, 2014 to $586.6 million at December 31, 2015.

Stockholders’ equity was $89.3 million, or 13.2% of total assets, at December 31, 2015 compared to $88.1 million, or 13.8% of total assets, at December 31, 2014. The Company’s stockholders’ equity increased as a result of net income of $3.0 million for the twelve months ended December 31, 2015, an increase in stock-based compensation of $303,000, or 9.2%, and an increase in additional paid-in-capital of $516,000, or 14.4%, partially offset by the $1.5 million cash dividend paid during the twelve months ended December 31, 2015. In addition, during the twelve months ended December 31, 2015, the Company repurchased 60,731 shares of the Company stock at a cost of $1.0 million, or $16.58 average price per share.

At December 31, 2015, the Company’s balance sheet continues to be strong and regulatory capital ratios continue to exceed the levels required to be considered “well-capitalized” under federal banking regulations. The Company’s book value per share increased $0.41, or 2.5%, from $16.72 at December 31, 2014 to $17.13 at December 31, 2015.

We continue to take steps to protect our strong capital position, preserve liquidity and improve the net interest margin in a historically low interest rate environment. We believe that Chicopee Savings Bank is well-positioned and well-capitalized for a strong performance as the economy continues to improve.

We are pleased with the continued progress our Company has made this past year. Despite the combination of margin compression, regulatory burden and pricing pressures created by intense competition for loans, we were able to report earnings per share of $0.61 and book value of $17.13. Loan growth of $61.9 million, or 11.8%, has had a positive impact on our net interest income and ultimately the bottom line. Our asset quality ratios reflect our diligence in resolving problem assets and we expect this will have a positive impact on our future performance. Our Company remains optimistic about the organic growth opportunities in our local market area and we remain committed to improving earnings and increasing the franchise value of the Company.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, West Springfield, South Hadley, and Ware in Western Massachusetts, and lending and operations center. Chicopee Savings Bank offers customers the latest technically advanced internet banking, including on-line banking and bill payment services. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund of Massachusetts. For more information regarding the Bank’s products and services, please visit our web site at www.chicopeesavings.com.

The payment of dividends is at the discretion of the Board of Directors and nothing contained herein should be interpreted as a commitment to pay future dividends.

This news release contains forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements, except as required by law.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands)
	December 31,	December 31,
	2015	2014
ASSETS	(Unaudited)
Cash and due from banks	$9,975	$8,794
Federal funds sold	4,613	2,915
Interest-bearing deposits with the Federal Reserve Bank of Boston	13,641	38,060
Total cash and cash equivalents	28,229	49,769

Available-for-sale securities, at fair value	426	414
Securities held-to-maturity, at cost	32,229	33,747
Federal Home Loan Bank stock, at cost	4,764	3,914
Loans held for sale	296	-
Loans receivable, net of allowance for loan losses ($5,615 at December 31, 2015 and $4,927 at December 31, 2014)	580,959	519,757
Other real estate owned	1,435	1,050
Mortgage servicing rights	192	269
Bank owned life insurance	14,881	14,531
Premises and equipment, net	8,509	8,855
Accrued interest receivable	1,668	1,591
Deferred income tax asset	3,780	3,683
Other assets	1,206	1,642
Total assets	$678,574	$639,222

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Demand deposits	$102,424	$97,922
NOW accounts	45,228	42,177
Savings accounts	52,359	50,716
Money market deposit accounts	116,226	121,106
Certificates of deposit	190,872	171,637
Total deposits	507,109	483,558

Advances from Federal Home Loan Bank	81,330	67,039
Accrued expenses and other liabilities	861	491
Total liabilities	589,300	551,088

Stockholders' equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued; 5,210,739 and 5,270,670 shares outstanding at December 31, 2015 and December 31, 2014)	72,479	72,479
Treasury stock, at cost ( 2,228,629 and 2,168,698 shares at December 31, 2015 and December 31, 2014)	(30,327)	(29,119)
Additional paid-in capital	4,111	3,595
Unearned compensation (restricted stock awards)	(1)	(7)
Unearned compensation (Employee Stock Ownership Plan)	(2,976)	(3,273)
Retained earnings	45,951	44,430
Accumulated other comprehensive income	37	29
Total stockholders' equity	89,274	88,134
Total liabilities and stockholders' equity	$678,574	$639,222

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except for Number of Shares and Per Share Amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Interest and dividend income:
Loans, including fees	$6,082	$5,610	$23,592	$21,724
Interest and dividends on securities	393	385	1,540	1,589
Other interest-earning assets	22	18	70	41
Total interest and dividend income	6,497	6,013	25,202	23,354

Interest expense:
Deposits	712	684	2,806	2,773
Other borrowed funds	342	238	1,269	910
Total interest expense	1,054	922	4,075	3,683

Net interest income	5,443	5,091	21,127	19,671
Provision for loan losses	197	68	941	5,271
Net interest income, after provision for loan losses	5,246	5,023	20,186	14,400

Non-interest income:
Service charges, fee and commissions	655	546	2,482	2,352
Loan sales and servicing, net	57	30	243	197
Net gain on sales of securities available for sale	-	-	-	34
Loss on sale of other real estate owned	-	(10)	-	(13)
Other real estate owned writedowns	(41)	(40)	(47)	(112)
Income from bank owned life insurance	87	90	350	359
Total non-interest income	758	616	3,028	2,817

Non-interest expenses:
Salaries and employee benefits	2,561	2,447	10,206	9,927
Occupancy expenses	366	311	1,567	1,558
Furniture and equipment	161	192	692	726
FDIC insurance assessment	103	117	448	424
Data processing	381	344	1,531	1,390
Professional fees	165	315	723	943
Advertising	157	90	586	563
Stationery, supplies and postage	65	67	267	260
Foreclosure expense	51	108	462	494
Other non-interest expense	731	860	2,704	2,615
Total non-interest expenses	4,741	4,851	19,186	18,900

Income (loss) before income tax expense (benefit)	1,263	788	4,028	(1,683)
Income tax expense (benefit)	289	489	1,029	(1,105)
Net income (loss)	$974	$299	$2,999	$(578)

Earnings (loss) per share:
Basic	$0.20	$0.06	$0.61	$(0.12)
Diluted	$0.20	$0.06	$0.60	$(0.12)

Adjusted weighted average common shares outstanding
Basic	4,883,007	5,020,140	4,920,002	4,931,477
Diluted	4,968,416	5,090,723	4,996,137	4,972,230

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA AND RATIOS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Operating Results:
Net interest income	$5,443	$5,091	$21,127	$19,671
Loan loss provision	197	68	941	5,271
Non-interest income	758	616	3,028	2,817
Non-interest expense	4,741	4,851	19,186	18,900
Net income	974	299	2,999	(578)

Performance Ratios:
Return on average assets	0.56%	0.19%	0.45%	-0.10%
Return on average equity	4.32%	1.34%	3.37%	-0.64%
Interest rate spread	3.25%	3.39%	3.31%	3.42%
Net interest margin (1)	3.46%	3.60%	3.51%	3.65%
Non-interest income to average assets	0.44%	0.39%	0.45%	0.47%
Non-interest expense to average assets	2.73%	3.08%	2.88%	3.13%
GAAP Efficiency Ratio (2)	76.46%	85.00%	79.43%	84.04%
Non-GAAP efficiency ratio (3)	73.12%	80.78%	76.22%	80.09%
Average Equity to Average Assets	12.98%	14.19%	13.35%	15.01%

Per Share Data:
Basic earnings per share	$0.20	$0.06	$0.61	$(0.12)
Diluted earnings per share	$0.20	$0.06	$0.60	$(0.12)
Cash Dividend per share	$0.09	$0.07	$0.31	$0.28
Dividend Yield		.	2.00%	1.67%
Stock price at period end			$17.34	$16.75
Tangible Book value per share at period end			$17.13	$16.72
	At or for the year ended December 31,	At or for the year ended December 31,
	2014	2013
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.96%	0.94%
Allowance for loan losses as a percent of total non-performing loans	87.78%	44.02%
Net charge-offs to average loans	0.04%	0.98%
Non-performing loans as a percent of total loans	1.09%	2.14%
Non-performing assets as a percent of total assets	1.15%	1.92%

Other Data:

Number of Offices	9	9

(1) The net interest margin represents tax equivalent net interest income as a percentage of average interest-earning assets.

(2) GAAP Efficiency Ratio represents non-interest expenses divided by the sum of net interest income (before the provision for loan losses) plus total non-interest income.

(3) The Non-GAAP efficiency ratio represents the ratio of non-interest expenses divided by the sum of tax equivalent net interest income and non-interest income.

For the dates indicated the ratio is calculated as follows (in thousands):
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Non-interest expenses	$4,741	$4,851	$19,186	$18,900
Tax equivalent net interest income	5,685	5,339	22,097	20,689
Non-interest income	758	616	3,028	2,817
Add back:
Net gain on sale of securities	-	-	-	(34)
Loss on sale of other real estate owned	41	50	47	125
Total income included in calculation	6,484	6,005	25,172	23,597
Non-interest expenses divided by total income	73.12%	80.78%	76.22%	80.09%

Contacts:
Chicopee Bancorp, Inc.
Guida R. Sajdak
Chief Financial Officer and Senior Vice President
413-594-6692
gsajdak@chicopeesavings.com